Exhibit 10.29

FOXHOLLOW TECHNOLOGIES, INC.

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made and entered into effective as of February ___, 2007 (the “Effective Date”), by and between Kevin Cordell (the “Employee”) and FoxHollow Technologies, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

A. The Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility or occurrence of a change in the Chief Executive Officer (a “CEO Change”) of the Company.

B. The Committee believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the .Company for the benefit of its stockholders.

C. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a CEO Change, the Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s involuntary termination of employment not for cause following a CEO Change.

D. Certain capitalized terms used in the Agreement are defined in Section 1 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee, (ii) Employee’s conviction of a felony which the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes misconduct and is injurious to the Company, and (iv) continued violations by the Employee of the Employee’s obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties.

(b) CEO Change. “CEO Change” shall mean a change in the Chief Executive Officer at the Company following the execution of this Agreement. For the avoidance of doubt, if Dr. John Simpson is the Chief Executive Officer at the time Employee is terminated, a CEO Change shall not have occurred.

(c) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a change of control but is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an “Involuntary Termination;” (ii) any purported termination of the Employee by the Company which is not effected for Cause; or (iii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6 below.

(d) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

(e) Disability. “Disability” shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

2. Term of Agreement. This Agreement shall terminate upon the earlier of: (i) date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied, (ii) the date, prior to a CEO Change, Employee is no longer employed by the Company, or (iii) December 3 1,2008; unless prior to December 3 1,2008, Employee’s employment has terminated under circumstances that would result in his being entitled to the severance benefits set forth in Section 4(a), then this Agreement shall not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a CEO Change, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

4. Severance Benefits.

(a) Termination Following A CEO Change. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time after a CEO Change and before December 31, 2008, and the Employee signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company, Employee shall be entitled to the following severance benefits:

(i) all shares underlying outstanding stock options granted by the Company to the Employee that would have vested through December 31,2008 shall become fully vested and exercisable as of the Termination Date to the extent such stock options are outstanding and unexercisable at the time of such termination; provided however, that the Employee shall have sixty (60) days following the Termination Date to exercise such options after which time any such options will terminate and Employee will have no further rights to acquire the shares with respect thereto and the unexercised shares shall return to the Company’s equity plan from which they were granted;

(ii) The Employee shall receive continuing payments of severance pay at a rate equal to his annual base salary rate (as agreed to and in effect immediately prior to the Employee’s termination, but in no event greater than $325,000 per annum) from the date of such termination through December 3 1,2008 in accordance with the Company’s normal payroll policies;

(iii) If such termination occurs before December 31, 2007, an amount equal to the pro-rata portion of Employee’s target bonus for 2007, which amount shall be no greater than $300,000 multiplied by a fraction equal to: (1) the number of days between Employee’s first day of employment at the Company and December 31, 2007 divided by (2) 365 days; and

(iv) If such termination occurs after December 31, 2007 and before December 31, 2008 and the Company’s Compensation Committee has established a bonus for the Employee for 2008, an amount equal to the pro-rata portion of Employee’s target bonus for 2008, which amount shall be no greater than $300,000 multiplied by a fraction equal to: (1) the number of days from January 1, 2008 and the Termination Date divided by (2) 365 days.

(b) Termination Apart from a CEO Change. If the Employee’s employment with the Company (i) terminates other than as a result of an Involuntary Termination following a CEO Change or (ii) terminates after December 3 1, 2008 for any reason, then the Employee shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

(c) Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or the Employee’s employment terminates due to his death, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d) Accrued Wages and Vacation: Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

(e) Exclusive Remedy. In the event of a termination of Employee’s employment following a CEO Change that occurs prior to January 1, 2009, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. The Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment following a CEO Change that occurs prior to January 1, 2009 other than those benefits expressly set forth in this Section 4.

(f) Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Employee pursuant to Section 4 or otherwise on or within the six-month period following Employee’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Employee’s termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Section 4, if the Company reasonably determines that the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, will not apply to an earlier payment of such cash severance payments. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Code Section 409A and any temporary or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

5. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

(b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

7. Arbitration.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in San Mateo County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Employee understands that nothing in this Section modifies Employee’s at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without Cause.

(d) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 199 1, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

8. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of; or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(d) Severabilitv. The invalidity or unenforceability ‘of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	FOXHOLLOW TECHNOLOGIES, NC.

By:
Duke Rohlen
President of Strategic Operations

EMPLOYEE:	By:	/s/ Kevin Cordell
Kevin Cordell

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	FOXHOLLOW TECHNOLOGIES, NC.

	By:	/s/ Duke Rohlen
Duke Rohlen
President of Strategic Operations

EMPLOYEE:	By:
Kevin Cordell